Tenancy Agreement

Date:          August 31, 1999

Parties:  1.  The Landlord    Mrs. Hana Kimchi
          2.  The Tenant:     Fontech Ltd.

Property: Empty single family house, of 180 square meters, divided into 7 rooms, kitchen and 2 bathrooms

Location: 49 Shietrit Street, Beer Sheva, 84781, Israel

Term:          One year, from Sep. 01, 1999 to Aug. 31, 2000

Rent:          US$14,220.00

Payable: In advance by equal US$7,110.00 installments on Sep. 01, 1999 and Dec. 01, 1999. Payment is made in NIS at the representative exchange rate on the day of payment.

Taxes:    Fontech Ltd. Will pay the Rent Tax, directly to the government, at the legal rate of 35% (US$4,977 in NIS), in conjunction wih the payables to the Landlord.

Expenses: Fontech Ltd. Will pay the suppliers for all gas, electricity, water, telephones service supplied to the Property during the tenancy.

SIGNED by the above-named

(the Landlord)                     (the Tenant)